Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14C

(Form Type)

VIVINT SMART HOME, INC.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction		Fee rate	Amount of Filing Fee
Fees to be Paid	$2,780,694,108.60	(1)	0.00011020	$306,432.49	(2)
Fees Previously Paid	$0			$0
Total Transaction Valuation	$2,780,694,108.60
Total Fees Due for Filing				$306,432.49
Total Fees Previously Paid				$0
Total Fee Offsets				$0
Net Fee Due				$306,432.49

(1)

Aggregate number of securities to which transaction applies: As of January 5, 2023, the maximum number of Class A common stock, par value $0.0001 per share (“Company Common Stock”) to which this transaction applies is estimated to be 237,588,719, which consists of: (a) 213,641,749 issued and outstanding shares of Company Common Stock entitled to receive the per share merger consideration of $12.00; (b) 9,543 restricted shares issued and outstanding entitled to receive the per share merger consideration of $12.00; (c) 13,105,490 shares underlying outstanding unsettled Company RSUs (including Company Rollover RSUs and Company Cash-Out RSUs); (d) 4,666,301 shares underlying outstanding unsettled Company PSUs (based on target performance levels and excluding Company PSUs held by the Company’s chief executive officer); (e) 232,302 shares subject to “in the money” outstanding unexercised Company SARs; and (f) 5,933,334 shares reserved for issuance upon exercise of the outstanding private placement warrants. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement and Plan of Merger, dated as of December 6, 2022 by and among NRG Energy, Inc., Jetson Merger Sub, Inc. and Vivint Smart Home, Inc. (the “Merger Agreement”).

(2)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Estimated solely for the purposes of calculating the filing fee, the underlying value of the transaction was calculated based on the sum of (a) the product of 213,641,749 issued and outstanding shares of Company Common Stock and the per share merger consideration of $12.00; (b) the product of 9,543 restricted shares issued and outstanding and the per share merger consideration of $12.00; (c) the product of 13,105,490 shares reserved for issuance pursuant to outstanding unsettled Company RSUs and the per share merger consideration of $12.00; (d) the product of 4,666,301 shares reserved for issuance pursuant to outstanding unsettled Company PSUs (based on target performance levels and excluding Company PSUs held by the Company’s chief executive officer) and the per share merger consideration of $12.00; (e) the product of 232,302 shares reserved for issuance pursuant to “in the money” outstanding unexercised Company SARs and $2.80 (which represents the difference between the per share merger consideration of $12.00 and the weighted average exercise price of $9.20; and (f) the product of 5,933,334 shares reserved for issuance upon exercise of the outstanding private placement warrants and $0.50 (which represents the difference between the per share merger consideration of $12.00 and the warrant exercise price of $11.50). In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00011020.